Exhibit 99.1

RUBICON TECHNOLOGY, INC. ANNOUNCES THE SALE OF $28.2 MILLION OF COMMON STOCK

BENSENVILLE, IL, January 7, 2014 — Rubicon Technology, Inc. (NASDAQ: RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor and optical markets, today announced the sale of $28.2 million of its common stock pursuant to an underwriting agreement with Canaccord Genuity Inc. The last reported sale price of Rubicon’s common stock as reported by the NASDAQ Global Market on January 7, 2014 was $11.44 per share.

Rubicon intends to use the net proceeds to fund research and development of new products, for capacity expansion and for general corporate purposes. Closing of the offering is expected to occur on or about January 14, 2014, subject to customary closing conditions. In addition, Rubicon has granted the underwriter a 30-day option to purchase additional shares of common stock equal to up to 15% of the number of shares of common stock sold in the offering.

Canaccord Genuity Inc. is acting as sole book-running manager for the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or a solicitation of an offer to buy securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement, when available, and accompanying prospectus may be obtained by sending a request to the offices of Canaccord Genuity, Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, phone: 1-800-225-6201. Alternatively, you may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including the expected closing date of the offering. These forward-looking statements are based on Rubicon’s current expectations and beliefs concerning future developments and their potential effects on Rubicon. There can be no assurance that future developments affecting Rubicon will be those that Rubicon has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Rubicon’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in the section entitled “Risk Factors” in Rubicon’s Annual Report on Form 10-K for the year ended December 31, 2012, in the prospectus supplement, and in its other filings from time to time filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of Rubicon’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Rubicon undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Dee Johnson for Rubicon Technology, Inc.

djohnson@rubicontechnology.com

(847) 457-3426